Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AUREEMENT (the “Agreement”) is made this 31st day of July, 2013, by and between AERIE PHARMACEUTICALS, INC., a Delaware corporation with principal executive offices at 135 US Highway 206, Suite 9, Bedminster, NJ 07921 (the “Company”), and Mr, Thomas Mitro, residing at 26962 Escondido Lane, Mission Viejo, CA 92691 (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive as President and Chief Operating Officer of the Company; and

WHEREAS, Executive desires to accept such employment and to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2. Term. Executive’s employment by the Company shall commence on August 5, 2013 (the “Effective Date”) and continue for a period of four (4) years from the Effective Date unless terminated earlier as set forth in Section 9 below (the “Term”).

3. Duties; Place of Performance; Etc.

(a) Executive shall serve as President and Chief Operating Officer of the Company and shall report to the Chief Executive Officer of the Company. Subject to the direction of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company, Executive shall have such powers and perform such duties as are customarily performed by the President and Chief Operating Officer of a similarly situated company including, but not limited to:

(i) developing business strategies of the Company and managing their implementation;

(ii) overseeing all research, development and commercial activities of the Company;

(iii) overseeing corporate hiring and supervising the performance of management;

(iv) maintaining active, honest communication with Board;

(v) developing and maintaining strong relationships with key investor base, collaboration and development partners, customers, potential customers, media, analysts and the general public on behalf of the Company;

(vi) enhancing corporate visibility through active participation in investor meetings and industry conferences; and

(vii) managing and coordinating all Company public relations and the Company’s intellectual property portfolio.

(b) Executive shall also have such other powers and duties as may be from time to time directed by the Board or the Chief Executive Officer of the Company, provided that the nature of Executive’s powers and duties so prescribed shall not be inconsistent with Executive’s position and duties herein.

(c) Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, which will interfere with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(d) The duties to be performed by Executive hereunder shall be performed primarily at the headquarter offices of the Company; provided, however, that Executive understands that his duties will require periodic travel, which may be substantial at times.

4. Compensation. As full compensation for the performance by Executive of his duties under this Agreement, the Company shall pay Executive as follows:

(a) Base Salary. Executive’s initial base salary (the “Base Salary”) shall be Three Hundred Thirty Five Thousand Dollars ($335,000.00) per annum, payable in accordance with the Company’s normal payroll practices; provided, however, that Executive’s Base Salary may be increased at the discretion of the Board upon each anniversary of this Agreement. Executive’s salary may not be decreased by the Board except as a proportional reduction, as to the salaries of all other officers of the Company at the level of Vice President and above as part of an overall reduction in salaries decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other executive officer salaries remain so reduced.

(b) Performance Bonus.

(i) During the Term, Executive shall also be eligible to receive an annual cash performance bonus (the “Performance Bonus”), The amount of such Performance Bonus shall be determined by the Board and based on the achievement of specific objectives to be established by the Board, or a designated committee thereof, on an annual basis (the “Performance Goals”) which amount may be up to twenty percent (20%) of Executive’s Base Salary in the event of achievement of the Performance Goals.

(ii) The Performance Goals for the first twelve (12) months of the Term shall be established at or promptly following the date of this Agreement by Executive and the Board (or the Compensation Committee thereof). Thereafter, each year during the Term, Executive and the Chief Executive Officer, or the Compensation Committee shall meet annually no later than December 1st of each year to mutually determine Executive’s performance objectives for the subsequent calendar year. If Executive and the Chief Executive Officer, or the Compensation Committee as applicable, do not agree upon such objectives for the relevant year within such a 30-day period, despite mutual good faith efforts to do so, then the objectives will be determined in good faith by the Chief Executive Officer, or the Compensation Committee, no later than January 15th and will be communicated promptly to Executive in writing after being so determined and will be deemed to have been accepted by Executive.

(iii) Any Performance Bonus earned by Executive will be paid to Executive on or before March 31st of the subsequent calendar year.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 4.

5. Options. Executive will be granted options (the “Options”) pursuant to the Company’s Stock Option Plan (the “Plan”) to purchase One Million Five Hundred Forty Eight Thousand Two Hundred Sixty Three (1,548,263) shares of Common Stock of the Company (the “Initial Option Shares”), which represents approximately two percent (2.0%) of the Company’s Common Stock on a fully diluted basis as of the date of this Agreement. The exercise price per share of Executive’s Initial Option will be equal to the fair market value per share of the Company’s Common Stock as of the date that such Initial Option is granted by the Board. Such Initial Option will become exercisable over the 48 month period, as follows:

(a) On the first anniversary of the Start Date (the “Vesting Start Date”), Three Hundred Eighty Seven Thousand Sixty Six (387,066) Initial Option Shares shall vest and become exercisable; and

(b) Thereafter, the balance of the Initial Option Shares shall vest and become exercisable on in thirty-six (36) equal monthly installments on each one month anniversary of the Vesting Start Date.

The vesting of the Initial Option on the Vesting Start Date and each monthly date thereafter is subject to Executive’s being employed by or rendering services as a consultant to the Company on each such date.

(c) Additional Option Grants. During the term hereof, Executive will be eligible to receive additional stock options, restricted stock grants or other equity incentive awards under or outside of the Plan and under any successor equity incentive plans of the Company, as the Board in its sole discretion determines to be appropriate.

(d) Adjustments to Options. In the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations or other changes in capitalization occurring after the date of this Agreement, the number of shares underlying the Options and, with respect to the Options, the exercise price, shall be equitably adjusted by the Board.

(e) Expenses. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f) Insurance. Executive shall be designated as a named insured on directors’ and officers’ liability insurance of the Company.

(g) Executive Benefits. Executive will receive the Company’s standard employee benefits package (including health and disability insurance paid by the Company, participation in the Company’s 401(k) plan subject to the terms and conditions thereof) as such package and policies are in effect from time to time, and as such benefits package may be adjusted by the Board in good faith during the term hereof, as applicable to all employees, which benefits package can be increased, but cannot be decreased unless such decrease is effected in connection with, and is proportional to, an overall reduction in the relevant benefits to all executive officers decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other relevant executive officer benefits remain so reduced.

(h) Vacation. Executive shall, during the Term, be entitled to four (4) weeks of vacation per annum, in addition to nationally recognized holidays.

6. Confidential Information and Inventions.

(a) Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to the Company shall also be deemed Confidential and Proprietary Information. Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a profectable business interest of the Company. Executive agrees not to:

(i) use any such Confidential and Proprietary Information for personal use or for others; and

(ii) permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of Executive’s duties to the Company, provided; however, that Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information:

A. that Executive can demonstrate was known to his prior to the effective date of this Agreement;

B. that is now, or becomes in the future, available to persons who are not legally required to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or

C. that he is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, provided that (1) Executive shall give Company sufficient advance written notice of such required disclosure to permit it to seek a protective order or other similar order with respect to such Confidential Information, and (2) thereafter Executive shall disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Company. The Confidential Information that is disclosed pursuant to this paragraph shall remain Confidential Information for all other purposes.

(b) Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(c) Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.

(d) Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by her, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e) Executive acknowledges that while performing the services under this Agreement the Executive or, in the course of their services on behalf of the Company, other employees, agents or advisors of the Company or its affiliates may locate, identify and/or evaluate molecules, compounds, products and product candidates having commercial potential in the specific segments of the pharmaceutical or biotechnology research and development industries in which the Company is then operating (the “Corporate Opportunities”). Executive understands, acknowledges and agrees that, subject to the intellectual property rights of any third parties in such Corporate Opportunities, the Executive shall not pursue any such Corporate Opportunity for himself or for others unless on behalf of the Company or unless such Corporate Opportunity is first offered to the Company and the Company rejects such Corporate Opportunity. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a limitation of Executive’s fiduciary duties as an officer and director of the Company.

(f) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Non-Solicitation; Non-Disparagement.

(a) During the Term and for a period of 12 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiaries; or

(ii) solicit the business of any agent, client or customer of the Company or any of its subsidiaries with respect to products or services similar to and competitive with those provided or supplied by the Company or any of its subsidiaries.

(b) Executive and Company mutually agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party, and in the case of the Company including any officer, director or material shareholder of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.

(c) In the event that Executive materially breaches any provisions of Section 6 or this Section 7, then, in addition to any other rights which the Company may have, the Company shall be entitled to seek injunctive relief to enforce the restrictions contained in such Sections which injunctive relief shall be in addition to any other rights or remedies available to the Company under the law or in equity.

(d) The right and remedy enumerated in Section 7(c) shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 are held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(e) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

The provisions of this Section 7 shall survive any termination of this Agreement, provided that the Company has not breached its obligations under this Agreement.

8. Representations and Warranties by Executive. Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound (whether immediately, upon the giving of notice or lapse of time or both).

(b) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against his in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(c) Executive represents and warrants to the Company that he has not brought and shall not bring with him to the Company, or use in the performance of his responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

9. Termination. Executive’s employment with the Company shall be at-will, and either party may terminate the employment at any time for any reason or no reason at all; provided, however, that the Executive shall be entitled to receive severance from the Company in the event of a termination as described in Section 9 below upon a termination by the Company for Cause, by the Executive for Good Reason or upon a Transfer of Control, each as defined in Section 10.

10. Severance.

(a) In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then upon such termination the Company shall pay Executive’s earned and accrued Base Salary and any earned but unpaid Performance Bonus through the date of termination, at the rate in effect at the time of termination, and in addition, the Company shall:

(i) continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason) for a period of six (6) months following the date of termination (the “Severance Period”) in accordance with the Company’s ordinary payroll practice;

(ii) provided that the Executive makes a timely election to continue coverage, pay directly to the insurance provider the premium for COBRA continuation coverage for the Executive and the Executive’s dependants during the Severance Period or he obtains new employment, whichever comes first (the benefits described in Sections 10(a)(i) and (ii) are collectively referred to as the “Severance Benefits”);

(iii) the vesting applicable to all unvested Options and other equity incentive awards shall cease immediately and the Executive shall have a period of 90 days to exercise any and all vested Options, after which time all Options shall expire; provided, however, that no such Options shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(b) In the event that Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, then upon such termination the Company shall pay Executive’s earned and accrued Base Salary through the date of termination, at the rate in effect at the time of termination, and (i) Executive shall not be entitled to any Severance Benefits, and (ii) the vesting applicable to all unvested Options or other equity incentive awards shall cease immediately and the Executive shall have a period of 90 days to exercise any and all vested Options, after which time all Options shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(c) In the event that Executive’s employment is terminated without Cause or Executive terminates his employment for Good Reason at any time during the 12 months following a Transfer of Control, then:

Executive shall be entitled to receive the Severance Benefits; and

(i) all unvested Options and other equity incentive awards shall immediately vest in full and remain exercisable, if applicable, for a period of 90 days following the date of such termination; provided, however, that no such Option shall be exercisable after the expiration of its maximum term. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in the Executive’s option agreements regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of the Executive’s employment, none of Executive’s Options shall terminate with respect to any vested or unvested portion subject to such equity incentive awards before 90 days following such termination.

(d) This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 9. Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any compensation, benefits or other consideration provided for in this Section 9 (the “Payments”) following termination of Executive’s employment unless Executive executes in no event later than 45 days following Executive’s termination (the “Release Deadline”) a separate agreement (the “Release Agreement”), releasing the Company from any and all liability in connection with the termination of Executive’s employment; provided, however, that the failure to execute the Release Agreement shall not relieve the Company of its obligation to pay to Executive, and Executive shall be entitled to receive, the amount of any earned and/or accrued but unpaid Base Salary, earned but unpaid Performance Bonus and accrued vacation through the date of termination. The Company will pay the Payments in accordance with its regular payroll schedule; provided, however, that no Payments will be paid prior to the Release Deadline. If the Company determines that the Payments constitute “deferred compensation” under Section 409A (as defined in Section 11), and Executive’s Separation from Service (as defined in Section 11) occurs at a time during the calendar year when the Release Agreement could be executed in the calendar year following the calendar year in which Executive’s Separation from Service occurs, then regardless of when the Release is returned to the Company, the Release will not be deemed executed any earlier than the Release Deadline. Notwithstanding any other payment schedule set forth in this Agreement, none of the Payments will be paid or otherwise delivered prior to the execution of the Release Agreement. Except to the extent that Payments may be delayed until the Specified Employee Initial Payment Date pursuant to Section 11, on the first regular payroll pay day following the execution of the Release, the Company will pay Executive the Payments Executive would otherwise have received under the Agreement on or prior to such date but for the delay in Payments related to the execution of the Release, with the balance of the Payments being paid as originally scheduled.

(e) The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 9.

(f) The provisions of this Section 9 shall survive any termination of this Agreement.

(g) For purposes of this Agreement, “Cause” shall include any of the following:

(i) Executive’s willful failure to perform the material duties or obligations hereunder, or willful misconduct by Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Executive to abide by specific objective and lawful directions received by his in writing constituting an action of the Board and, within 30 days after written notice from the Company of such failure, disregard or refusal and Executive has not corrected such failure, disregard or refusal.

(ii) any willful, intentional or grossly negligent act by Executive having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business reputation of the Company;

(iii) Executive’s indictment of any felony;

(iv) Executive being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to the Company or its reputation;

(v) the determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under this clause (v) unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given Executive an opportunity to be heard at a meeting of the Board with or without counsel, and the Board provides Executive with a summary of its findings;

(vi) any conduct on the part of the Executive that constitutes a breach of his duty of loyalty to the Company;

(vii) any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Executive; and

(viii) a material breach by the Executive of this Agreement.

(h) For purposes of this Agreement, “Good Reason” shall mean:

(i) any material diminution by the Company of Executive’s title, duties, reporting or Base Salary, other than as a proportional reduction, as to the salaries of all other officers of the Company at the level of Vice President and above as part of an overall reduction in salaries decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other executive officer salaries remain so reduced; or

(ii) a material breach by the Company of Section 4 or 5 of this Agreement; or

(iii) this Agreement is not assumed in full in writing by any successor to the Company on or prior to the closing of such succession, including any acquiror of all or substantially all of the assets of the Company, to whom this Agreement is not automatically assigned in full by operation of law upon such succession.

Notwithstanding the foregoing, should the Executive wish to terminate this Agreement for Good Reason, he must provide the Company with written notice of such Good Reason within 30 days of the occurrence of such event and reasonably cooperate with the Company in remedying the condition causing Good Reason for a period of not more than 60 days (the “Cure Period”). If, following the Cure Period, the condition causing Good Reason remains uncured, then the Executive may terminate this Agreement upon written notice to the Company within 30 days following the Cure Period.

(i) For purposes of this Agreement, “Transfer of Control” shall have the meaning set forth in the Plan.

11. Certain Tax Provisions.

(a) Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. If Executive is, upon the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

(b) Section 280G.

(i) Until the date that is 24 months from the date of this Agreement, notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to the Executive, no later than the time the Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred any tax liability under Section 4999 of the Code.

(ii) In light of the uncertainty in applying Section 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Executive such additional amounts necessary to put the Executive in the same after-tax position that he would have been in if the Excise Tax had not been imposed. In the event that a written ruling of the Internal Revenue Service (IRS) is obtained by or on behalf of the Company or the Executive, which provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax, then the Executive shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to the Executive, within 15 days of the date of the IRS determination or the date the Executive receives the refund, as applicable. The Executive and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

(iii) Following the date that is 24 months from the date of this Agreement, any Parachute Payments to be made to Executive hereunder shall be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in Parachute Payments is necessary so that no portion of the Parachute Payments is subject to the Excise Tax, reduction shall occur in the manner that results in the greatest economic benefit to Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. If this Section 11(b)(iii) is applied to reduce an amount payable to Executive, and the IRS successfully asserts that, despite the reduction, Executive has nonetheless received payments that are in excess of the maximum amount that could have been paid to him without being subjected to any Excise Tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).

(iv) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the date of the event triggering a Payment (the “Triggering Event”) shall make all determinations required to be made under this Section 11(b). The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(v) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 30 calendar days after the Triggering Date (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

12. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws.

(b) Executive will be subject to such indemnification as is provided under the Company’s Bylaws.

(c) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in New Jersey in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause (h) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(e) This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.

(f) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (h).

(i) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(j) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(k) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AERIE PHARMACEUTICALS, INC.

By:	/s/ Vincent J. Anido, Jr., Ph.D.
Name:	Vincent J. Anido, Jr., Ph.D.
Title:	Chief Executive Officer

EXECUTIVE

By:
Name:	Thomas Mitro
Date:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AERIE PHARMACEUTICALS, INC.

By:
Name:	Vincent J. Anido, Jr., Ph.D.
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Thomas Mitro
Name:	Thomas Mitro
Date: 7/30/2013